ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (this "Agreement"), dated as of September 17, 2004, is made and entered into by and between SMALL WORLD TOYS a California corporation ("Small World"), and NEUROSMITH, LLC, a California limited liability company ("Neurosmith").

A. Neurosmith has been engaged in the business of designing, producing and selling various "smart" toys and related products for children (as defined below, the "Products").

B. Small World wishes to purchase from Neurosmith, and Neurosmith wishes to sell to Small World, the Purchased Assets (as defined below), upon the terms and conditions of this Agreement.

In consideration of the mutual promises and covenants set forth herein, the parties hereby agree as follows:

                                   ARTICLE I

                           SALE AND PURCHASE OF ASSETS

1.1 Assets to be Transferred. Subject to the terms and conditions set forth in this Agreement and in reliance upon the representations and warranties of Neurosmith and Small World herein set forth, at the Closing Neurosmith shall sell, transfer, convey, assign and deliver to Small World, by appropriate deeds, bills of sale, assignments and other instruments as set forth herein, and Small World shall purchase from Neurosmith, all of Neurosmith's right, title and interest, as of the Effective Time, in and to the Purchased Assets.

1.2 Title to Purchased Assets. The Purchased Assets shall be conveyed free and clear of all liabilities, obligations and Liens, excepting only the Permitted Liens

1.3 No Other Assets. The Purchased Assets consist solely of those assets defined as part of the Purchased Assets pursuant to Section 12.1 and shall not include any other properties or rights, tangible or intangible. Without limiting the foregoing, the Purchased Assets shall not include any of the following: (a) cash, cash equivalents, securities, stocks, and negotiable financial instruments; (b) Tangible Personal Property (including leases thereof) other than the Tooling, Prototypes, Models and Chips; (c) Prepaid Items; (d) Licenses and Permits; (e) real property or interests in leases of real property; (f) accounts receivable; (g) Books and Records; (h) claims, causes of action, choices in action, rights of recovery and rights of set-off; and (i) rights to receive mail and other communications. Although Neurosmith will retain ownership of the Books and Records, after the Closing it shall provide Small World upon request with reasonable access to any Books and Records that Small World requires and that are reasonably necessary for its business purposes relating to the Purchased Assets.

1.4 No Assumption of Liabilities. Small World shall not assume or be liable for any liabilities or obligations of Neurosmith, direct or indirect, fixed, contingent or otherwise, known or unknown, which exist at the Effective Time or which arise thereafter as a result of any act, omission or circumstance taking place prior to the Effective Time, and whether or not the same are reflected on Neurosmith's financial statements, including, without limitation, the following liabilities or obligations:

      1.4.1 any liability of Neurosmith for unpaid taxes or for income, transfer, sales, use and other Taxes, other than Taxes described in Section 2.3, and

      1.4.2 any liability of Neurosmith for costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby.

                                   ARTICLE II

                   PURCHASE PRICE, PAYMENT AND RELATED MATTERS

2.1 Purchase Price; Payment of the Purchase Price. The purchase price (the "Purchase Price") for the Purchased Assets shall be Eight Hundred Thousand Dollars ($800,000). Six Hundred Thousand Dollars ($600,000) of the Purchase Price shall be paid to Neurosmith upon Closing (the "Closing Payment") and the remaining Two Hundred Thousand Dollars ($200,000) shall be paid by making the "T&C Payment" on behalf of Neurosmith as defined in Section 2.2.

2.2 Tinkers & Chance.

      2.2.1 Background. Neurosmith previously had various contacts with Tinkers & Chance, a partnership comprised of Warren Heit and Brian Marcus (individually and collectively "T&C"). T&C claims (as defined in Section 12.1, the "T&C
Claims") that some of the Products infringe upon or violate certain issued and/or pending patent claims and applications of T&C (as defined in Section 12.1, the "T&C Rights".) In connection with the foregoing, Neurosmith and T&C entered into a binding Memorandum of Understanding (the "MOU") pursuant to which T&C and Neurosmith entered into various agreements some of which related to the T&C Rights and their use by Neurosmith. One of the provisions called for a Two Hundred Thousand Dollar ($200,000) payment (defined in the MOU as the "Payment") that Neurosmith would make to T&C if certain transactions occurred on or before March 31, 2004. There is a pending dispute between T&C as to whether any of the Transactions occurred on or before March 31, 2004 and therefore whether the Payment was due and owing.

      2.2.2 Payment. Prior to or concurrently with the Closing, Small World will pay T&C the sum of Two Hundred Thousand Dollars ($200,000) (the "T&C Payment") and obtain from Tinkers & Chance a full and complete general release (the "T&C Release") of all claims, damages, liabilities etc. that T&C may have against Neurosmith and any of its affiliates, owners, managers, directors, employees, attorneys, agents and other representatives (past and present) (individually and collectively, the "Neurosmith Parties"). The T&C Payment shall explicitly represent a payment by Small World on behalf of Neurosmith in consideration of T&C's claims against Neurosmith and for the T&C Release provided by Tinkers & Chance. Neurosmith agrees execute a general release in favor of Tinkers & Chance and its partners (the "Neurosmith Release"). The forms of T&C Release and Neurosmith Release are attached hereto Exhibit "B".

2.3 Taxes. Small World shall pay documentary and transfer taxes including sales, use and excise taxes if any, arising out of the sale of the Purchased Assets hereunder. It is also understood that all of the Chips and Tooling are currently outside of the United States and are to be transferred to Small World where they are.


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

                                  ARTICLE III

                                     CLOSING

3.1 Time and Place. The closing shall take place at the offices of Loeb & Loeb LLP, 10100 Santa Monica Boulevard, Suite 2200, Los Angeles, California 90067, at 10:00 a.m. local time at such time as Small World and Neurosmith mutually agree (the "Closing"). The Closing and the transfer of title, possession and control of the Purchased Assets shall be effective as of the Effective Time, and all transactions and deliveries at the Closing shall be deemed to have occurred simultaneously. The "Effective Time" shall mean 12:01 a.m. Los Angeles time on the day after the Closing.

3.2 Transactions at the Closing. At the Closing, the following shall occur:

3.2.1 Small World shall deliver the Closing Payment by wire transfer in accordance with instructions from Neurosmith;

3.2.2 Small World shall deliver to Neurosmith evidence reasonably satisfactory to Neurosmith that the T&C Payment has been delivered to T&C;

3.2.3 Small World shall deliver to Neurosmith the T&C Release executed and delivered by T&C;

3.2.4 Small World shall deliver to Neurosmith the certificates referred to in Sections 9.1 and 9.2;

3.2.5 Neurosmith shall deliver to Small World assignments in registrable form of all trademarks, service marks, patents, copyrights and registrations or applications for the same included within the Purchased Assets and a bill of sale and assignment covering the balance of the Purchased Assets, in forms reasonably acceptable to Neurosmith and Small World, together with such other instruments of sale, transfer, conveyance, assignment and confirmation as are reasonably required by Small World but in form reasonably acceptable to Neurosmith. It is understood and agreed that none of the representations or warranties in the foregoing assignments or bills of sale will supercede, increase, modify or amend any of the representations or warranties of Neurosmith in this Agreement nor limit in any manner any of the limitations of liabilities or disclaimers set forth in this Agreement (so that, it shall be deemed as if the only representations or warranties made by Neurosmith in the bills of sale and assignments shall be those set forth herein, the representations and warranties in the bills of sale and assignments shall be of no force or effect and that this Agreement shall prevail in all respects in the event of any conflict between those documents and this Agreement);

3.2.6 Neurosmith shall physically deliver the Models and Prototypes in its possession. The Tooling and Chips are in the possession of third parties as described on Exhibit A. Neurosmith shall deliver the Tooling and Chips solely by providing notice to the third parties described on Exhibit A informing such third parties of Small World's ownership, in form acceptable to Small World; and


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

3.2.7 Neurosmith shall deliver to Small World the certificates referred to in Sections 8.1 and 8.2.

                                   ARTICLE IV

                         REPRESENTATIONS AND WARRANTIES
                                  OF NEUROSMITH

Neurosmith hereby represents and warrants to Small World that:

4.1 Organization; Authority; Due Authorization. Neurosmith is a limited liability company duly organized, validly existing and in good standing under the laws of the State of California and has all requisite power to own, lease and operate its assets, properties and business and to carry on its business as conducted. Neurosmith has all requisite power, authority and approvals required to enter into, execute and deliver this Agreement and all of the other transaction documents to which it is a party, and to perform fully Neurosmith's obligations hereunder and thereunder. Neurosmith has taken all actions of a limited liability company necessary to authorize it to enter into and perform fully its obligations under this Agreement and all of the other transaction documents to be executed by it and to consummate the transactions contemplated herein and therein. This Agreement has been duly and validly executed by Neurosmith and (assuming the due authorization, execution and delivery by Small World) constitutes the legal, valid and binding obligation of Neurosmith, enforceable in accordance with its terms, except as the same may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Applicable Laws affecting creditors' rights generally or by general equitable principles affecting the enforcement of contracts.

4.2 No Violation. Neither the execution or delivery by Neurosmith of this Agreement and all other transaction documents to which Neurosmith is a party, nor the consummation of the transactions contemplated hereby and thereby will (with or without notice or lapse of time or both): (i) violate any provision of the Articles of Organization, Operating Agreement, bylaws or other charter documents of Neurosmith; (ii) require the consent of any party; (iii) violate in any material respect any Applicable Law or Order, the violation of which may affect the Purchased Assets or Small World's rights therein; or (iv) result in the creation of any Lien or other encumbrance upon any of the Purchased Assets.

4.3 Regulatory Approvals and Other Consents. No consent, approval, authorization, or exemption from, nor any notice to or filing with, any Governmental Authority is required to consummate the transactions contemplated herein.

4.4 Title to Tangible Assets. Section 4.4 of Neurosmith's Disclosure Schedule sets forth a description of the Models, Tooling and Chips, including the location thereof. Except as indicated in Section 4.4 of Neurosmith's Disclosure


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

Schedule and except for Permitted Liens: (a) Neurosmith has good and marketable title owned by it to each item of Tangible Assets, free and clear of all Liens or other encumbrances; (b) no officer, director, shareholder or employee of Neurosmith, nor any Affiliate thereof, owns directly or indirectly, in whole or in part, any item of the Tangible Assets or has any other interest therein; (c) Neurosmith has the valid and enforceable right to receive and/or use each of the items of Tangible Assets in which Neurosmith has any other interest, free and clear of all Liens; and (d) the delivery to Small World of the instruments of transfer of ownership of the Tangible Assets contemplated by this Agreement will at the Effective Time vest good and marketable title to, or the valid and enforceable right to receive and/or use, the Tangible Property in Small World, free and clear of all Liens. Neurosmith makes no representation or warranty whatsoever as to the physical condition of any Tangible Assets (including whether any such Tangible Asset is in good operating condition and repair or usable in the ordinary course of business). Neurosmith also makes no representation or warranty that the Products will conform to any Applicable Laws or meet any applicable health and safety, consumer protection or environmental protection rules, regulations orders or laws.

4.5 Intellectual Assets. Except as set forth in Neurosmith's Disclosure Schedule
4.5 and except for the T&C Claims, to the Knowledge of Neurosmith: (i) Neurosmith is the owner of all right, title and interest in and to each of the Intellectual Assets (excluding the Miscellaneous Assets, which are transferred "as is" without representation) free and clear of all Liens, other than Permitted Liens; (ii) none of the Intellectual Assets (other than Miscellaneous Assets) is subject to any Taxes, maintenance fees or actions falling due within 90 days after the date hereof (it being understood that not all of trademarks have been registered and that this representation does not relate to registration fees or actions for trademarks); (iii) there are no pending claims, actions, judicial or other adversary proceedings, disputes or disagreements involving Neurosmith concerning any item of the Intellectual Assets, and no such action, proceeding, dispute or disagreement is threatened; (iv) the Intellectual Assets do not infringe upon the Intellectual Property Rights of any third person, including patent, copyright, and trade secrets; (iii) all officers, employees and consultants of Neurosmith who were involved in any material manner in developing any of the Intellectual Assets) have executed and delivered to Neurosmith agreements regarding the protection of proprietary information and the assignment to Neurosmith of all Intellectual Property Rights arising from the services performed for Neurosmith by such Persons, and Neurosmith has made available to Small World or its counsel copies of all such agreements; and (iv) no employee or consultant of Neurosmith violated any term of any employment Contract, disclosure agreement, non-competition agreement or any other Contract or restrictive covenant relating to the right of such Person to be employed or engaged by Neurosmith or to use the Intellectual Property rights of others. Neurosmith makes no representation that any Intellectual Property Right in any Intellectual Asset is valid and enforceable. A list of trademarks and patents and patent applications is set forth on Exhibit C.

4.6 Contracts. There are no executory obligations or liabilities arising from any Contracts relating to the Purchased Assets that could be or may result in a Lien or otherwise affect the Purchased Assets after the sale and transfer to Small World.

4.7 Litigation. Except as set forth in Section 4.7 of Neurosmith's Disclosure Schedule and except for the T&C Claims, to Neurosmith's Knowledge, there is no action, suit, proceeding or investigation pending or threatened: (i) against Neurosmith by any Person with respect to any of the Purchased Assets or which could create a Lien or other obligation against or relating to the ownership of the Purchased Assets; (ii) seeking to prohibit or restrict the sale and purchase of the Purchased Assets or the carrying out of any of the other transactions contemplated by this Agreement. Neurosmith is not subject to any judgment, order, decree, award, writ, injunction, decision, ruling or finding that may have an adverse affect on this Agreement or the rights of Small World in and to the Purchased Assets.


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

4.8 Applicable Law. To Neurosmith's knowledge, Neurosmith has, in all material respects, complied with and is now in all material respects, in compliance with all Applicable Laws and Orders.

4.9 Representations and Warranties on Closing. The representations and warranties contained in this ARTICLE IV shall be true and complete in all material respects at and as of the Effective Time with the same force and effect as though such representations and warranties had been made at and as of the Effective Time.

                                   ARTICLE V

                  REPRESENTATIONS AND WARRANTIES OF SMALL WORLD

Small World represents and warrants to Neurosmith as follows:

5.1 Due Incorporation; Power. Small World is a corporation duly organized, validly existing and in good standing under the Applicable Laws of its jurisdiction of incorporation. Small World has all requisite power, authority and approvals required to enter into, execute and deliver this Agreement and all of the other transaction documents to which it is a party, and to perform fully Small World's obligations hereunder and thereunder.

5.2 Authority to Execute and Perform Agreements. Small World has all requisite power, authority and approval required to enter into, execute and deliver this Agreement and the other Small World Documents and to perform fully Small World's obligations hereunder and thereunder.

5.3 Due Authorization; Enforceability. Small World has taken all corporate actions necessary to authorize it to enter into and perform its obligations under this Agreement and all other documents to which it is a party and to consummate the transactions contemplated herein and therein. This Agreement has been duly and validly executed by Small World and (assuming the due authorization, execution and delivery by Neurosmith) constitutes the legal, valid and binding obligations of Small World, enforceable in accordance with its terms, except as the same may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Applicable Laws affecting creditors' rights generally or by general equitable principles affecting the enforcement of contracts.

5.4 No Violation. Neither the execution and delivery of this Agreement and all other transaction documents to which Small World is a party, nor the consummation of the transactions contemplated hereby and thereby will (with or without notice or lapse of time or both): (i) violate any provision of the Articles of Incorporation or bylaws of Small World; (ii) require the consent of any party; or (iii) violate in any material respect any Applicable Laws or Orders, the violation of which may affect the transactions contemplated by this Agreement.


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

5.5 Regulatory Approvals. No consent, approval, authorization, notice, filing, or exemption is required to consummate the transactions contemplated herein.

5.6 Representations and Warranties on Closing. The representations and warranties contained in this ARTICLE V shall be true and complete in all material respects at and as of the Effective Time.

                                   ARTICLE VI

                     COVENANTS AND AGREEMENTS OF THE PARTIES
                           EFFECTIVE PRIOR TO CLOSING

The parties hereto covenant and agree as follows:

6.1 Business Examinations and Physical Investigations of Assets. Prior to the Effective Time, Small World shall be entitled, through its employees and representatives, including, without limitation, Loeb & Loeb LLP and Lewis Anten, to make such investigations and examinations relating to the Purchased Assets as Small World may reasonably request (including where reasonably related to the Purchased Assets the Books and Records of Neurosmith). Neurosmith shall furnish Small World and its representatives during such period with all information concerning the affairs of Neurosmith as Small World or such representatives may request and cause Neurosmith's officers, employees, consultants, agents, accountants and attorneys to cooperate fully with Small World and such representatives and to make full disclosure of all information and documents requested by Small World and/or such representatives. No investigation by Small World shall, however, diminish or obviate in any way, or affect Small World's right to rely upon, any of the representations, warranties, covenants or agreements of Neurosmith contained in this Agreement.

6.2 Conduct of Business. From the date hereof through the Effective Time, Neurosmith shall not undertake, and shall use reasonable commercial efforts to avoid failing to undertake, any action if such action or failure would render any of its warranties and representations untrue as of the Effective Time. The failure of Neurosmith to fulfill its obligations shall, if material, permit Small to terminate this Agreement as Small World's sole and exclusive remedy for such failure.

6.3 Arrangements with Employees. From the date hereof until the Effective Time, Neurosmith shall permit Small World to approach and negotiate with any or all of the ex-employees of Neurosmith with respect to their employment by Small World following the Closing. Neurosmith shall use reasonable efforts to assist Small World in such negotiations.

6.4 No Solicitation or Negotiation. Neurosmith and its members shall not cause, suffer or permit any of Neurosmith's members, directors, officers, employees, representatives, agents, investment bankers, advisors, accountants or attorneys to (a) initiate or solicit any inquiries or the making of any proposal, or (b) engage in negotiations or discussions with any Person, or (c) provide any confidential information or data to any Person, with respect to any acquisition, business combination or purchase of all of any significant part of the Purchased Assets.


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

6.5 Risk of Loss. Neurosmith hereby assumes all risk of material adverse change, loss, damage and destruction to all or any part of the Purchased Assets until the Effective Time from any cause whatsoever.

6.6 Title to Chips and Tooling Small World and Neurosmith shall obtain confirmation from the factories holding the Tooling and Chips that, upon the Effective Date the Tooling and Chips will be the sole property of Small World and that such factories are not owed any amount from Neurosmith or otherwise with respect to the Purchased Assets. In connection therewith, it is understood that Neurosmith's representations regarding title to the Tooling and Chips are subject to the receipt of such confirmations without the payment of any monies by Neurosmith. If such confirmation is not obtained, the sole right of either party shall be to terminate this Agreement and there shall be no breach of this Agreement or claim of default in such circumstance.

                                  ARTICLE VII

                     CONDITIONS PRECEDENT TO THE OBLIGATION
                             OF EACH PARTY TO CLOSE

The obligations of Neurosmith and Small World to consummate the transactions contemplated herein shall be subject to the fulfillment, at or prior to the Closing of all of the conditions set forth below in this ARTICLE VII.

7.1 No Action or Proceeding. No action, suit, or proceeding shall have been instituted or threatened before any court or governmental body seeking to challenge or restrain the transactions contemplated herein which presents a substantial risk that such transactions will be restrained or that either party hereto may suffer material damages or other relief as a result of consummating such transactions.

7.2 Governmental and Other Approvals. Any and all permits and approvals from any Authority required for the lawful consummation of the transaction contemplated herein shall have been obtained.

7.3 Tinkers & Chance License Agreement; Release. Small World shall have entered into a license agreement with T&C in form and substance reasonably acceptable to Small World and Neurosmith (solely as to the T&C Release) pursuant to which T&C will grant a non-exclusive worldwide license under those patent and patent applications owned by T&C relating to the Products. T&C will have executed and delivered the T&C Release.

                                  ARTICLE VIII

                     CONDITIONS PRECEDENT TO THE OBLIGATION
                             OF SMALL WORLD TO CLOSE

The obligation of Small World to consummate the transactions contemplated herein shall be subject to the fulfillment, at or before the Closing Date, of all of the conditions set forth below in this ARTICLE VIII.


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

8.1 Representations and Warranties. The representations and warranties of Neurosmith contained in this Agreement and in each other transaction document shall have been true and correct when made and shall be true and correct in all material respects on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date, other than such representations and warranties as are made as of another specified date, which shall be true and correct as of such date, and at the Closing, Neurosmith shall deliver to Small World a certificate to such effect.

8.2 Performance of Covenants. Each obligation of Neurosmith to be performed by it on or before the Closing Date pursuant to the terms of this Agreement and each other transaction document shall have been duly performed on or before the Closing Date, and at the Closing Neurosmith shall have delivered to Small World a certificate to such effect.

8.3 Updated Schedules. Neurosmith shall have delivered to Small World an updated Neurosmith's Disclosure Schedule reasonably acceptable to Small World and dated no later than one business day prior to the Closing Date.

                                   ARTICLE IX

                     CONDITIONS PRECEDENT TO THE OBLIGATION
                             OF NEUROSMITH TO CLOSE

The obligation of Neurosmith to consummate the transactions contemplated herein shall be subject to the fulfillment, at or before the Closing Date, of all the conditions set forth below in this ARTICLE IX.

9.1 Representations and Warranties. The representations and warranties of Small World contained in this Agreement shall be true on and as of the Closing Date in all material respects with the same force and effect as though made on and as of the Closing Date, other than such representations and warranties as are made as of another specified date, which shall be true and correct as of such date, and at the Closing Small World shall have delivered to Neurosmith a certificate to such effect.

9.2 Performance of Covenants. Each of the obligations of Small World to be performed by it on or before the Closing Date pursuant to the terms of this Agreement shall gave been duly performed on or before the Closing Date, and, at the Closing, Small World shall have delivered to Neurosmith a certificate to such effect.

                                   ARTICLE X

                                 INDEMNIFICATION

10.1 Indemnification by Neurosmith. Neurosmith shall, indemnify, defend and hold harmless (i) Small World, (ii) each of Small World's Affiliates, assigns and successors in interest, and (iii) each of their respective shareholders, directors, officers, employees, agents, attorneys and representatives, from and against any and all damages, awards, judgments, payments, diminutions in value and other losses (including, without limitation, legal fees and expenses) however suffered or characterized, which may be incurred or suffered by any such


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

party and which may arise out of or result from (i) any breach of any representation, warranty, covenant or agreement of Neurosmith contained in this Agreement; (ii) litigation, arbitration, governmental investigation, suit, action or other proceedings related to the Purchased Assets of Neurosmith arising from any occurrence prior to the Effective Time; (iii) any tax obligation of Neurosmith relating to any period prior to the Effective Time;
(iv) any debt, liability or obligation of Neurosmith direct or indirect, fixed, contingent or otherwise, now or as of the Effective Time known or unknown, and whether or not then due or payable, which exists at or as of the Effective Time or which arises after the Effective Time but which is based upon or arises from any act, omission, transaction, circumstance, sale of goods or services, state of facts or other condition which occurred or existed at or before the Effective Time; and (v) any and all actions, suits, proceedings, claims, demands, assessments, judgments, costs and expenses (including, without limitation, legal fees and expenses) incurred in enforcing this indemnity.

10.2 Indemnification by Small World. Small World shall, indemnify, defend and hold harmless (i) Neurosmith (ii) each of Neurosmith's Affiliates, assigns and successors in interest, and (iii) each of their respective shareholders, members, directors, officers, employees, agents, attorneys and representatives, from and against any and all damages, awards, judgments, payments, diminutions in value and other losses (including, without limitation, legal fees and expenses) however suffered or characterized, which may be incurred or suffered by any such party and which may arise out of or result from (i) any breach of any representation, warranty, covenant or agreement of Small World contained in this Agreement; (ii) litigation, arbitration, governmental investigation, suit, action or other proceedings related to the Purchased Assets arising from any occurrence from and after the Effective Time (including any such matters raised by T&C with arising from the Purchased Assets after the Effective Time); (iii) any tax obligation of Small World relating to any period from and after the Effective Time; (iv) any debt, liability or obligation of Small World, direct or indirect, fixed, contingent or otherwise, known or unknown, and whether or not then due or payable, which arises from and after the Effective Time; and (v) any and all actions, suits, proceedings, claims, demands, assessments, judgments, costs and expenses (including, without limitation, legal fees and expenses) incurred in enforcing this indemnity.

                                   ARTICLE XI

                              TERMINATION; REMEDIES

11.1   Termination   Without   Default.   Anything   herein   to  the   contrary
notwithstanding, this Agreement may otherwise be terminated before the Closing only as follows (and in no other manner):

      11.1.1 Mutual Consent. By the mutual consent in writing of the parties.

      11.1.2 Conditions to Small World's Performance Impossible. By Small World upon written notice to Neurosmith if any event occurs which would render impossible the satisfaction of one or more conditions to the obligations of Small World set forth in ARTICLE VII and ARTICLE VIII.


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

      11.1.3 Conditions to Neurosmith's Performance Impossible. By Neurosmith upon written notice to Small World if any event occurs which would render impossible the satisfaction of one or more conditions to the obligations of Neurosmith set forth in ARTICLE VII and ARTICLE IX.

11.2 Termination Upon Default. Either party may terminate this Agreement by giving notice to the other on or prior to the Closing Date, without prejudice to any rights or obligations it may have, if (i) after written notice of the default and the passage of thirty (30) Business Days, or such shorter period as may end upon the scheduled Closing Date, in the case of a default which by its nature is capable of being cured and is not cured by the end of such period, the other party has failed in the due and timely performance of any of its covenants or agreements herein contained or there shall have been a breach of the other's warranties or representations herein contained, and (ii) such failure or breach could reasonably be expected to give the non-defaulting party grounds not to close pursuant to ARTICLES VII, VIII, and IX, as the case may be. In any such event the party who is not guilty of the breach may, in addition to all of its other rights and remedies, recover all Losses incurred by it from the party responsible for the breach.

11.3 Specific Performance. The parties acknowledge that the Purchased Assets are unique and cannot be obtained by Small World except from Neurosmith and for that reason, among others, Small World will be irreparably damaged in the absence of the consummation of this Agreement. Therefore, in the event of any breach by Neurosmith of this Agreement, Small World shall have the right, at its election, to obtain an order for specific performance of this Agreement, without the need to post a bond or other security, to prove any actual damage or to prove that money damages would not provide an adequate remedy.

11.4 Attorneys' Fees. If Neurosmith or Small World shall bring an action against the other by reason of any alleged breach of any covenant, provision or condition hereof, or otherwise arising out of this Agreement, the unsuccessful party shall pay to the prevailing party all attorneys' fees and costs actually incurred by the prevailing party, in addition to any other relief to which it may be entitled. As used in this Section 11.4 and elsewhere in this Agreement, "actual attorneys' fees" or "attorneys' fees actually incurred" means the full and actual cost of any legal services actually performed in connection with the matter for which such fees are sought calculated on the basis of the usual fees charged by the attorneys performing such services, and shall not be limited to "reasonable attorneys' fees" as that term may be defined in statutory or decisional authority.

                                   ARTICLE XII

                                   DEFINITIONS

12.1 Definitions. When used in this Agreement, the following terms shall have the respective meanings set forth below:

      "Affiliate" shall mean with respect to any Person (i) a Person directly or indirectly controlling, controlled by or under common control with such Person;
(ii) a Person owning or controlling 10% or more of the outstanding voting securities of such Person; or (iii) an officer, director, member or partner of such Person. When the Affiliate is an officer, director, member or partner of such Person, any other Person for which the Affiliate acts in that capacity shall also be considered an Affiliate. For these purposes, control means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether its the ownership of voting securities, by contract or otherwise.

         "Agreement" shall mean this Asset Purchase Agreement, including all exhibits and schedules thereto, as the same may hereafter be amended, modified or supplemented from time to time in accordance with the provisions of Section 13.6.

         "Applicable Law" shall mean, with respect to any Person, any domestic or foreign, federal, state or local statute, law, ordinance, rule, administrative interpretation, regulation, Order, writ, injunction, directive, judgment, decree or other requirement of any Authority applicable to such Person or any of its Affiliates or any of their respective properties, assets, officers, directors, general partners, managers, employees, consultants or agents (in connection with such officer's, director's, general partner's, manager's, employee's, consultant's or agent's activities on behalf of such Person or any of its Affiliates).

         "Authority" shall mean any governmental, regulatory or administrative body, agency or authority, any court of judicial authority, any arbitrator or any public, private or industry regulatory authority, whether Federal, state, local or foreign.

         "Books and Records" of a Person shall mean all books and records, ledgers, employee records, customer lists, files, correspondence, computer data bases, accounting information and other records of every kind, whether written, computerized or maintained in any other medium, which are owned by that Person or in which that Person has any interest.

         "Chips" shall mean those computer chips and other parts listed on Exhibit "B".

         "Closing Date" shall mean the date upon which the Closing occurs.

         "Contracts" of a Person shall mean all contracts, agreements, warranties, guaranties, indentures, bonds, options, leases, subleases, easements, mortgages, plans, collective bargaining agreements, licenses, commitments or binding arrangements of any nature whatsoever, express or implied, written or unwritten, and all amendments thereto, entered into or binding upon that Person or to which any property of that Person may be subject.

         "Intellectual Assets" shall mean all Intellectual Property Rights in the Products and in the Miscellaneous Rights.

         "Intellectual Property Rights" shall mean: (i) all registered and unregistered trademarks, service marks, trade names (including product names), trade dress, logos, corporate names, tag lines, slogans and commercial symbols associated with such asset, including all applications therefore, and all associated goodwill; (ii) all statutory, common law and registered copyrights, all applications therefore and all associated goodwill required for the manufacture and exploitation of such asset; (iii) all patents and patent applications, all associated technical information, shop rights, know-how, trade secrets, processes, operating, maintenance and other manuals, drawings and specifications, process flow diagrams and related data, and all associated goodwill required for the manufacture and exploitation of such asset; (iv) all software (source and object code) required for the manufacture and exploitation of such asset and all documentation thereof (including all electronic data processing systems and program specifications, functional specifications, source and object codes, algorithms, architecture, input data, report layouts and format, record file layouts, diagrams, narrative descriptions and flow charts) other than "off the shelf" software purchased in retail transactions; (v) all other mask works, moral rights, inventions, discoveries, conceptions, improvements, reductions to practice, plans (including advertising materials), processes, formulae (secret or otherwise), data, drawings, specifications, trade secrets, confidential information, financial, pricing and cost models and information, operating procedures, supplier lists required for the manufacture and exploitation of such asset; (vii) all drawings, copy, art (including packaging artwork), Product content (including any rights to music and any licenses for such music, to the extent transferable), records, books or other tangible media embodying the foregoing; (viii) all rights to obtain and rights to register patents, trademarks and copyrights; (ix) all rights, if any in the URL "Neurosmith.com" and the "content" for such URL. For purposes of this Agreement, Intellectual Property Rights does not include any rights to sue or recover and retain damages and costs and attorneys fees for infringement of any of the foregoing arising prior to the Effective Time.

         "Knowledge" shall mean, with respect to Neurosmith, the actual knowledge of each Barre Rorabaugh, John Sosoka and Brooke Abercrombie.

         "Licenses and Permits" of a Person shall mean all licenses and permits issued to that Person or in which that Person has any interest (including the right to use).

         "Lien" shall mean any lien, pledge, mortgage, security interest, lease, charge, conditional sales contract, option, restriction, reversionary interest, right of first refusal, voting trust arrangement, preemptive right, claim under bailment or storage contract, easement or any other adverse claim or right whatsoever.

         "Miscellaneous Assets" shall mean those items of Intellectual Property Rights listed on Exhibit "B".

         "Models" shall mean models of Products that were in development for 2004; models are non-working mock-ups of Products in various stages.

         "Order" shall mean any decree, order, judgment, writ, award, injunction, rule or consent of or by an Authority.

         "Permitted Liens" shall mean Liens set forth on Section 4.4 of Neurosmith's Disclosure Schedule.

         "Person" shall mean any entity, corporation, company, association, joint venture, joint stock company, partnership, trust, organization, individual (including personal representatives, executors and heirs of a deceased individual), nation, state, government (including agencies, departments, bureaus, boards, divisions and instrumentalities thereof), trustee, receiver or liquidator, as well as any syndicate or group that would be deemed to be a Person under Section 13(d)(3) of the Securities Exchange Act of 1934.

         "Prepaid Items" of a Person shall mean all prepaid items (such as insurance deposits, municipal or local tax payments or deposits, utility deposits and the like), deferred charges, reserve accounts and other security and similar deposits owned by that Person or in which that Person has any interest.

         "Products" shall mean those toys and related items described as products on Exhibit "A".

         "Purchased Intellectual Property" shall mean all intangible rights in the Products and all Intellectual Property Rights associated with such toys and related products, together with all rights in the name "Neurosmith".

         "Prototypes" shall mean those prototypes of Products that were under development for 2004; a prototype is a model of a product with some working features, although there is no representation as to completeness of the Prototype.

         "Purchased Assets" shall mean solely the Purchased Intellectual Property, the Prototypes, the Models, the Chips and the Miscellaneous Assets.

         "Neurosmith's Disclosure Schedule" shall mean the schedule entitled "Neurosmith's Disclosure Schedule", dated of even date herewith, delivered to Small World and executed by Neurosmith. Neurosmith's Disclosure Schedule shall be considered a part of this Agreement.

         "Tangible Assets" means the Tooling, Chips, Models and Prototypes.

         "Tangible Personal Property" of a Person shall mean all tooling, chips, equipment, furniture, trade fixtures, computers, supplies, spare parts, tools, inventories, stores, Books and Records and other tangible personal property owned by that Person, leased by that Person or in which that Person has any other interest (including the right to use).

         "Tax" shall mean any federal, state, local or foreign tax, charge, fee, levy, deficiency or other assessment of whatever kind or nature (including without limitation, any net income, gross income, gross receipts, sales, use, value added, ad valorem, transfer, franchise, profits, license, withholding, payroll, employment, unemployment, excise, estimated, severance, stamp, occupation, real property, personal property, intangible property, occupancy, recording, minimum, environmental and windfall profits tax, including any liability therefore as a transferee (including without limitation under Section 6901 of the Code or any similar provision of Applicable Law), as a result of Treasury Regulation Section 1.1502-6 or any similar provision of Applicable Law, or as a result of any tax sharing or similar agreement, together with any interest, penalty, addition to tax or additional amount imposed by any Tax Authority. "Taxing" and Taxable" shall have the correlative meanings.

         "T&C Claims" shall mean any and all claims, demands, cause of actions and similar rights that T&C may at any time assert against the Purchased Assets or Neurosmith including any claims that any of the Purchased Assets or the Intellectual Property Rights therein violate or infringe upon in any manner any of the T&C Rights.

         "T&C Rights" shall mean any Intellectual Property Rights claimed by T&C, including rights in patents and patent applications and the subject inventions, as well as all other Intellectual Property Rights in such inventions.

12.2 Other Defined Terms. In addition to those terms defined above, the following terms shall have the respective meanings given to them in the Sections indicated below:

         Term                               Section

         Effective Time                     Section 4.1
         Purchase Price                     Section 2.1
         Small World                        Preamble
         Neurosmith                         Preamble
         T&C                                Section 2.1
         T&C Payment                        Section 2.2
         Neurosmith Parties                 Section 2.2
         Neurosmith Release                 Section 2.2

12.3 Other Interpretive Provisions. References in this Agreement to "Articles," "Sections," "Exhibits" and "Schedules," shall be to the Articles, Sections, Exhibits and Schedules of this Agreement, unless otherwise specifically provided; where the context or construction requires, all words applied in the plural shall be deemed to have been used in the singular, and vice versa; the masculine shall include the feminine and neuter, and vice versa; and the present tense shall include the past and future tense, and vice versa; the words "herein", "hereof" and "hereunder" and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement; and except as otherwise specified in this Agreement, all references in this Agreement (a) to any Person shall be deemed to include such Person's permitted heirs, personal representatives, successors and assigns, (b) to any agreement, any document or any other written instrument shall be a reference to such agreement, document or instrument together with all exhibits, schedules, attachments and appendices thereto, and in each case as amended, restated, supplemented or otherwise modified from time to time in accordance with the terms thereof prior to the Effective Time and (c) to any law, statute or regulation shall be deemed references to such law, statute or regulation as the same may be supplemented, amended, consolidated, superseded or modified from time to time prior to the Effective Time. All accounting terms used herein have the meanings ascribed to them under GAAP.

                                  ARTICLE XIII

                                  MISCELLANEOUS

13.1 Expenses of Sale. Each Party shall bear its own direct and indirect expenses incurred in connection with the negotiation and preparation of this Agreement and the other transaction documents and the consummation and performance of the transactions contemplated herein and therein.

13.2 Publicity. No publicity release or announcement concerning this Agreement or the transactions contemplated herein shall be issued without advance written approval of both parties, except as may be required by applicable securities laws in which case the parties shall consult with each other with respect to text and means of communication of any such release or announcement.

13.3 Notices. All notices, requests and other communications hereunder shall be in writing and shall be delivered by courier or other means of personal service (including by means of a nationally recognized courier service or a professional messenger service), or sent by telex or telecopy or mailed first class, postage prepaid, by certified mail, return receipt requested, in all cases, addressed to the other party at its last known address.

13.4 Survival of Representations and Warranties; No Other Representations. The representations, warranties, covenants and agreements made by the parties hereto in the Agreement, and any schedule or document delivered pursuant to the Agreement, shall survive the Closing for a period of two (2) years. Neither party is making any representation or warranty not expressly set forth herein and all other representations and warranties, including those of merchantability, fitness for a particular purpose and infringement, are hereby disclaimed.

13.5 Further Assurances. Each of the parties shall use its reasonable and diligent best efforts to proceed promptly with the transactions contemplated herein, to fulfill the conditions precedent for such party's benefit or to cause the same to be fulfilled and to execute such further documents and other papers and perform such further acts as may be reasonably required or desirable to carry out the provisions hereof and the transactions contemplated herein. Without limiting the foregoing, Neurosmith shall take such further actions, as Small World may reasonably deem necessary or desirable in order to transfer, convey and assign to Small World, and to confirm Small World's title to, all of the Purchased Assets to assist Small World in exercising all rights with respect thereto (provided that any material cost of such assistance shall be borne by Small World.)

13.6 Amendments. This Agreement may be modified or amended only by a written instrument signed by the party sought to be bound.

13.7 Entire Agreement. This Agreement, and any documents attached hereto or incorporated herein by reference, constitutes the entire agreement between the parties with respect to the subject matter hereof.

13.8 Governing Law and Venue. This Agreement is to be governed by and construed in accordance with the laws of the State of California without regard to the conflicts of laws principles thereof. Any suit brought hereon, whether in contract, tort, equity or otherwise, shall be brought in the state or federal courts sitting in Los Angeles, California, the parties hereto hereby waiving any claim or defense that such forum is not convenient or proper.

13.9 Arbitration. Except as otherwise provided in this Section 14.9, the exclusive method for resolving any disputes, controversies or claims of any nature, including those arising out of or relating to this Agreement, or the making, validity, interpretation, performance or breach of this Agreement, shall be arbitration in Los Angeles, California, U.S.A. before a single arbitrator under the auspices of, and in accordance with the commercial arbitration rules of, the American Arbitration Association. The single arbitrator shall have the power to award any and all remedies and relief whatsoever that is deemed appropriate under the circumstances, including, without limitation, money damages and equitable relief. The award shall be final, binding and enforceable, and may be enforced by any court of competent jurisdiction. The procedure whereby the evidence (oral and/or written) relating to the matter is presented in the arbitration shall be as agreed to by the parties hereto, and in the absence of such agreement, shall be as determined by the arbitrator; provided, that each party hereto shall have the right to discovery, to call witnesses and to cross-examine (either through legal counsel, expert witnesses or both). The decision of the arbitrator shall be rendered within thirty (30) days following the conclusion of the arbitration proceeding, but in the event that the arbitrator does not render an award within such period the arbitrator shall nonetheless retain jurisdiction of the matter for the purpose of making an award as soon as reasonably possible. Such arbitration proceedings shall be the exclusive means to resolve any disputes, controversies or claims between the parties hereto; provided, however, that either party hereto shall have the right to seek temporary and/or preliminary injunctive relief in any court of competent jurisdiction to enjoin violations of this Agreement pending final resolution of the controversy in arbitration.

13.10 Attorneys' Fees. If either party shall bring an action against the other arising out of or related to this Agreement, the unsuccessful party shall pay to the prevailing party all attorneys' fees and costs actually incurred by the prevailing party, in addition to any other relief to which it may be entitled.

13.11 Binding Effect. This Agreement and the rights, covenants, conditions and obligations of the respective parties hereto and any instrument or agreement executed pursuant hereto shall be binding upon the parties and their respective successors, assigns and legal representatives.

13.12 Assignment. Neurosmith may not assign or transfer any of its rights or obligations under this Agreement. Small World may assign its rights and obligations to any of its affiliates or subsidiaries without Neurosmith's consent.

13.13 Counterparts. This Agreement may be executed simultaneously in any number of counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

13.14 Severability. In the event that any provision or any part of any provision of this Agreement shall be void or unenforceable for any reason whatsoever, then such provision shall be stricken and of no force and effect. However, unless such stricken provision goes to the essence of the consideration bargained for by a party, the remaining provisions of this Agreement shall continue in full force and effect, and to the extent required, shall be modified to preserve their validity.

13.15 No Third Party Rights. This Agreement is not made for the benefit of any third party except for Small World's successors and assign.

13.16 Construction. The language in all parts of this Agreement shall in all cases be construed simply, according to its fair meaning, and not strictly for or against any of the parties hereto. Without limitation, there shall be no presumption against any party on the ground that such party was responsible for drafting this Agreement or any part thereof.

13.17 Limitation on Liability and Damages. In no event shall either party be liable or responsible for any type of damages other than actual, direct damages. Without limiting the foregoing, neither party shall be liable for any consequential, special, indirect, punitive or other type of damage, whether or not such party has knowledge of any such other damages or facts that would result in such damage. In addition, in no event shall either party have any liability for any amounts which in the aggregate exceed the Purchase Price
(including the T&C Payment), provided that the foregoing shall not limit indemnification claims under Article 10 with respect to liabilities or claims of third parties.

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

SMALL WORLD TOYS                                   NEUROSMITH, LLC
A California corporation                           A California limited liability company

By:                                                By:
    ----------------------------------------         -------------------------------------------------

   Debra Fine, Chief Executive Officer               Mark R. Herron, Chief Executive Officer

                            ASSET PURCHASE AGREEMENT

                                     Between

                             SMALL WORLD KIDS, INC.
                                  as purchaser

                                       and

                                 NEUROSMITH, LLC
                                    as seller

                                     Dated:

                               September 16, 2004

                                TABLE OF CONTENTS

                                                                                                              Page
ARTICLE I         SALE AND PURCHASE OF ASSETS...................................................................1

         1.1      Assets to be Transferred......................................................................1

         1.2      No Other Assets...............................................................................1

         1.3      Title to Purchased Assets.....................................................................1

         1.4      No Assumption of Liabilities..................................................................1

ARTICLE II        PURCHASE PRICE, PAYMENT AND RELATED MATTERS...................................................2

         2.1      Purchase Price; Payment of the Purchase Price.................................................2

         2.2      Tinkers &Chance...............................................................................2

         2.3      Taxes.........................................................................................2

ARTICLE III       CLOSING.......................................................................................3

         3.1      Time and Place................................................................................3

         3.2      Transactions at the Closing...................................................................3

ARTICLE IV        REPRESENTATIONS AND WARRANTIES OF NEUROSMITH..................................................4

         4.1      Organization; Authority; Due Authorization....................................................4

         4.2      No Violation..................................................................................4

         4.3      Regulatory Approvals and Other Consents.......................................................4

         4.4      Title to Tangible Assets......................................................................4

         4.5      Intellectual Assets...........................................................................5

         4.6      Contracts.....................................................................................5

         4.7      Litigation....................................................................................5

         4.8      Applicable Law................................................................................6

         4.9      Representations and Warranties on Closing ....................................................6

ARTICLE V         REPRESENTATIONS AND WARRANTIES OF SMALL WORLD.................................................6

         5.1      Due Incorporation.............................................................................6

         5.2      Authority to Execute and Perform Agreements...................................................6

         5.3      Due Authorization; Enforceability.............................................................6

         5.4      No Violation..................................................................................6

         5.5      Regulatory Approvals..........................................................................7

         5.6      Representations and Warranties on Closing.....................................................7

ARTICLE VI        COVENANTS AND AGREEMENTS OF THE PARTIES EFFECTIVE PRIOR TO CLOSING............................7

         6.1      Business Examinations and Physical Investigations of Assets...................................7

         6.2      Conduct of Business...........................................................................7

         6.3      Arrangements with Employees...................................................................7

         6.4      No Solicitation or Negotiation................................................................7

         6.5      Risk of Loss..................................................................................7

         6.6      Title to Chips and Tooling....................................................................8

ARTICLE VII       CONDITIONS PRECEDENT TO THE OBLIGATION OF EACH PARTY TO CLOSE.................................8

         7.1      No Action or Proceeding.......................................................................8

         7.2      Governmental and Other Approvals..............................................................8

         7.3      Tinkers & Chance License Agreement............................................................8

ARTICLE VIII      CONDITIONS PRECEDENT TO THE OBLIGATION OF SMALL WORLD TO CLOSE................................8

         8.1      Representations and Warranties................................................................9

         8.2      Performance of Covenants......................................................................9

         8.3      Updated Schedules.............................................................................9

ARTICLE IX        CONDITIONS PRECEDENT TO THE OBLIGATION OF NEUROSMITH TO CLOSE.................................9

         9.1      Representations and Warranties................................................................9

         9.2      Performance of Covenants......................................................................9

ARTICLE X         INDEMNIFICATION...............................................................................9

         10.1     Indemnification by Neurosmith.................................................................9

         10.2     Indemnification by Neurosmith.................................................................9

ARTICLE XI        TERMINATION; REMEDIES........................................................................10

         11.1     Termination Without Default..................................................................10

         11.2     Termination Upon Default.....................................................................11

         11.3     Specific Performance.........................................................................11

         11.4     Attorneys' Fees..............................................................................11

ARTICLE XII       DEFINITIONS..................................................................................11

         12.1     Definitions..................................................................................11

         12.2     Other Defined Terms..........................................................................15

         12.3     Other Interpretive Provisions................................................................15

ARTICLE XIII      MISCELLANEOUS................................................................................15

         13.1     Expenses of Sale.............................................................................15

         13.2     Publicity....................................................................................16

         13.3     Notices......................................................................................16

         13.4     Survival of Representations and Warranties; No Other.........................................16

         13.5     Further Assurances...........................................................................16

         13.6     Amendments...................................................................................16

         13.7     Entire Agreement.............................................................................16

         13.8     Governing Law and Venue......................................................................16

         13.9     Arbitration..................................................................................16

         13.10    Attorneys' Fees..............................................................................17

         13.11    Binding Effect...............................................................................17

         13.12    Assignment...................................................................................17

         13.13    Counterparts.................................................................................17

         13.14    Severability.................................................................................17

         13.15    No Third Party Rights........................................................................17

         13.16    Construction.................................................................................18

         13.17    Limitations on Liabilities and Damages.......................................................18


                                    Exhibit A

                                Purchased Assets

Products

         1.  Proposed 2004 Products.

         The following Products were proposed to be manufactured and produced by Neurosmith as its 2004 new Products. These toys were never reduced to production and exist only in various stages of development. There is no tooling for these Products. The Intellectual Property Rights in these products are provided only in the actual stage of development and not as completed Products: (1) Mozart's Rolling Orchestra; (2) Touch `N Sing Animal Block (3 sets); (3) Pinball Math;
(4) Lingo the Learning Bird; (5) Pet Me Platypus (revised); (6) Together Tunes Sing-Along Book; (7) Edgar (the Elephant); (8) Abigail (the Alligator") and (7) a special private version of Sunshine Symphony.

         Prior to the Closing, Neurosmith will provide to Small World all design documentation, marketing data, electronic engineering documents (including schematics) and manufacturing data, to the extent those items exist. The design documents include industrial design, fabric design, decoration design and packaging design. Industrial design documents may include 2-D and 3-D drawings to assist in creating tools for injection molding. Marketing data may include competitive marketing analysis, focus group test reports, play group test results, budget analysis and detailed schedules. Manufacturing data includes quotes from manufacturing vendors, cost of goods results, vendor correspondence and financial analysis. Neurosmith will also deliver preliminary programming code and original and code level audio recordings to the extent these exist. (The foregoing deliveries are referred to herein as the "Proprietary Data".)

         Prior to the Closing, Neurosmith will provide Small World with all existing Prototypes and Models for the above-Products. By Closing, Small World will be acknowledging that it has received all Prototypes and Models to be provided by Neurosmith pursuant to this Agreement.

         Except as expressly set forth in Article IV of the Agreement and subject to the disclaimers in the Schedules hereto, Neurosmith makes no representations or warranties regarding the foregoing and, without limiting the foregoing, makes no representation as to the completeness of the Proprietary Data, the accuracy thereof or whether the programming has any errors. By effectuating the Closing, Small World will be acknowledging that it is satisfied that it has done its own review of the Proprietary Data provided and that such Proprietary Data is sufficient for its purposes and therefore that the Proprietary Data constitutes full and complete delivery by Neurosmith of everything regarding the Products that Neurosmith is obligated to provide. Notwithstanding the foregoing, if Neurosmith later learns of additional information or data that has not been provided to Small World, Neurosmith will promptly deliver such additional data and/or information to Small World.

         2. 2003 and Before and Cartridges

                  a. 2003 Products. The following Products were manufactured and produced by Neurosmith as its 2003 new Products: (1) Music Blocks Composer; (2) Music Block Creativity Cartridge; (3) Pet Me Platypus; (4) Grow & Discover Block; (5) Alphabet Ball; (6) Together Tunes; (7) Musini Preschool; (8) Magnaphonics; (9) Musini Preschool Quintet Cartridge; and (10) Musini Magic Wand Set.

                  b. Pre-2003 Products. The following Products were manufactured and produced by Neurosmith prior to 2003. Those Products that were discontinued by 2004 are noted: (1) Music Blocks; (2) Jumbo Music Blocks (Discontinued); Sunshine Symphony; (4) Little Linguist (Discontinued); and (5) Phonics Tiles (Discontinued). (6); (6) Babbler; (7) Little Linguist; (8) Magic Sensor (i.e., Musini Wand) (Discontinued); (9) Rhythm Roller (Discontinued); and (10) Phonics Blocks (Discontinued).

                  c. Cartridges. All "Cartridges" for any of the other Products, such as for Music Blocks, Jumbo Music Blocks, Music Blocks Composer, Phonics Tiles, Together Tunes, including the following: Rhythms (Target), Orchestra,
Jazz (Target), Opera, Bach, Nutcracker, Rock (Target), Cinderella, Pooh, Poppins, World, Kids Classics, Classical.

                  d. Products. Wild Instruments - This line of toys was never developed past the model stage.

         At or before the Closing, Neurosmith will provide to Small World all Proprietary Data regarding all of the foregoing Products in a., b. and c. above (the "Old Products"), to the extent such data exists. It is understood that, because the Old Products have already been manufactured, some of the Proprietary Data for the Old Products may no longer remain in Neurosmith's possession (but may be in the hands of the companies that manufactured such items). On the other hand, the Proprietary Data for the Old Products may contain additional types of data, such as purchasing information and sales reports.

      Except as expressly set forth in Article IV of the Agreement and subject to the disclaimers in the Schedules hereto, Neurosmith makes no representations or warranties regarding the foregoing and, without limiting the foregoing, makes no representation as to the completeness of the Proprietary Data, the accuracy thereof or whether the programming has any errors. By effectuating the Closing, Small World will be acknowledging that it is satisfied that it has done its own review of the Proprietary Data provided and that such Proprietary Data is sufficient for its purposes and therefore that the Proprietary Data constitutes full and complete delivery by Neurosmith of everything regarding the Products that Neurosmith is obligated to provide. Notwithstanding the foregoing, if Neurosmith later learns of additional information or data that has not been provided to Small World, Neurosmith will promptly deliver such additional data and/or information to Small World.

Chips and Other Parts

Neurosmith will deliver all of the following chips and other items. Except as set forth in Article IV of the Agreement and subject to the disclosures in the schedule hereto, Neurosmith makes no representation as to items to be provided, including as to their condition or the exact quantity.

1. Items believed to be in the possession of Verifan, Ltd.

            a. Roms for Music Block Cartridges, for Mozart, Rhythms, Orchestra, Bach, Jazz, Nutcracker, Opera, Cinderella, Pooh, Poppins, Rock, Mozart v.2.0; OSC for Mozart v.2.0, Controller 3-1 Cart.

            b. Neurosmith has provided Small World with a "Physical Inventory" dated April 1, 2004 from Verifan and an Inventory Analysis of Neurosmith dated as of November 30, 2003. Neurosmith makes no representation as to the correct amount of such items (i.e., how many are part of the Purchased Assets), their condition or any claims or Liens that Verifan may assert.

2. Items believed to be in the possession of Jetta

            a. Roms for Maestro Edition, World Music, Classical Collection, Phonics Tiles, Rock Around the Block, Maestro (Ed Bulk Pack), SC615 (Challenge
Cart), Magnaphonics; Together Tunes; I/C for Phonics Tiles (SC614).

            b. Neurosmith has provided Small World with an Inventory Analysis of Neurosmith dated as of November 30, 2003. Neurosmith makes no representation as to the correct amount of such items (i.e., how many are part of the Purchased Assets), their condition or any claims or Liens that Jetta may assert.

3. Items believed to be in the possession of Wynnewood

            a. Roms for Quintet, Preschool Favorites, Musini Preschool.

            b. Neurosmith has provided Small World with an Inventory Analysis of Neurosmith dated as of November 30, 2003. Neurosmith makes no representation as to the correct amount of such items (i.e., how many are part of the Purchased Assets), their condition or any claims or Liens that Wynnewood may assert.

            c. The Inventory Analysis shows inventory for Roms for Sequence Cartridge. Neurosmith does not know the present location, if any, of such Roms, although Wynnewood was the manufacturer of that cartridge. All rights to such Roms are part of the Purchased Assets, but Neurosmith makes no representation as to the correct amount of such items (i.e., how many are part of the Purchased Assets), their condition or any claims or Liens that Wynnewood may assert.

Miscellaneous Assets

The URL: "Neurosmith.com" and any of the trade or service marks listed on Exhibit "C" that do not relate to Products that were actually produced or marketed.

The list of Purchased Assets is intended to cover all Products in which Neurosmith has any Intellectual Property Rights, including all discontinued Products. In the event that it is later determined that there are any Products not listed, such Products shall be transferred to Small World as Products under this Agreement; however, Neurosmith makes no representation or warranty of any nature whatsoever about any such Product or any Intellectual Property Rights therein.

                                   Exhibit "B"

                                Form of Releases

                                   Exhibit "C"

                 Trademarks and Patents and Patent Applications

                                   Trademarks

      1.    Music   Blocks   -   U.S.   Application   75459420.   Reg.   2545293
            (Supplemental) (No separate registration for Music Block Composer or Music Block Creativity Cartridge.

      2.    Pet Me Platypus - U.S. Application 76497493

      3.    Grow & Discover Block - U.S. Application 76570542

      4.    Alphabet Ball - No application

      5.    Together Tunes - U.S. Application 76497490

      6. Musini - U.S. Application 76381083 (No separate application for Musini Preschool or Magic Wand or Preschool Quintet Cartridge)

      7.    Magnaphonics - U.S. Application 76497492

      8.    Phonics Tile - U.S. Application Abandoned (Product Discontinued)

      9.    Jumbo  Music  Block  -  U.S.   Application   2641320  Reg.   2641320
            (Supplemental)

      10.   Sunshine Symphony - U.S Application 78044454. Reg. 2807383

      11.   Little Linguist - U.S. Application 754588875. Reg. 2423716

      12.   Babbler - No application

      13.   Mozart's Rolling Orchestra - No Application and no trademark search

      14.   Touch `N Sing Animal Block (3 sets) - Registration Abandoned

      15.   Pinball Math - No Application and no search

      16.   Lingo the Learning Bird - U.S. Application 76570549

      17. Together Tunes Sing-Along Book - No separate application from Together Tunes

      18.   Edgar (the Elephant) - No U.S. Application and no search

      19.   Abigail (the Alligator - No U.S. Application and no search

      20. Smart Toys for Developing Minds - (Tagline) No U.S. Application and no search

      21.   Phonics Block - U.S. Application 75465684; Reg. 2485558

      22.   Magic Sensor - U.S. Application 76449802 - Abandoned

      23.   Touch `N Sing - U.S. Application 76566213

      24.   Rhythm Roller - U.S. Application 76570547

      25.   Cyber Cartridge - U.S Application 75709657; Reg 2621740


Patents and Patent Applications.

U.S. Patent 6,353,168 (March 5, 2000) - Educational Musical Instrument for Children

U.S. Patent D410,972 (June 5, 1999) - Design for Music Blocks

U.S. Provisional Patent Application Entitled: Interactive Sound Generator

      Application  Serial No.:  60/355,776;  Filing Date:  February 9, 2002,  as
      superceded  by  U.S.  Patent  Application   Entitled:   Interactive  Sound
      Generator
      Application Serial No.: 10/360,416; Filing Date: February 7, 2003

                              Disclosure Schedules

                                  Schedule 4.4

All chips and tooling are in the possession of the manufacturers of the applicable products, such as Wynnewood, Jetta and Qualiman. Although Neurosmith and Small World have each contacted these manufacturers, it is not clear whether these manufacturers are making any claims that they own or have a lien on such chips and/or tooling, including as to whether they must be paid any amounts before Neurosmith and/or any successor to Neurosmith, such as Small World may have possession of or title thereto. Neurosmith is delivering to Small World only such title in chips and tooling as Neurosmith may have, not including any claims that such manufacturers may make and such claims are exceptions to Neurosmith's representations hereunder, including those in Article IV. The description of the chips and tooling and the exceptions to representations set forth therein set forth in Exhibit "A" are incorporated herein.

Schedule 4.5

There are no known exceptions. However, Neurosmith did not undertake trademark searches on most proposed names for its 2004 Products

Schedule 4.7

Pierre Belvedere, Inc. ("Belvedere"), a Canadian distribution company, has filed suit in Canada claiming that Neurosmith wrongfully terminated Belvedere as Neurosmith's Canadian distributor. Neurosmith is contesting this matter. Belvedere has claimed damages of between $300,000 and $400,000 Canadian dollars. This matter should not affect the Purchased Assets; Neurosmith shall indemnify Small World with respect to this matter.

KB Toys of Massachusetts, Inc. ("KB"), a purchaser of Neurosmith Products, notified Neurosmith in a letter dated August 26, 2004, that KB, which is in Chapter 11 Bankruptcy proceedings in Delaware, is owed $125,224.71 as a pre-petition claim. Neurosmith is investigating this matter, but its initial review shows nothing to support this claim. In any event, the matter should not affect the Purchased Assets and Neurosmith shall indemnify KP with respect to such claim.

Schedule 4.8

The Musini Wand may not comply with all FCC requirements.

7The battery case for an earlier design of Sunshine Symphony was found to permit the positive and negative contacts to touch in extreme circumstances, which could lead to "warming". This defect was fixed. It is noted that this defect was reported to the Consumer Protection Safety Commission which did not consider the defect to be a safety hazard, because the warming was not enough to cause burns or start a fire. Any liability relating to the sale of the Sunshine Symphony with the earlier design of the battery case remains Neurosmith's, subject to the indemnification obligations hereunder.

Some Pet Me Platypus products were incorrectly manufactured by Qualiman and were recalled. While Neurosmith retains any liability for any such products that were sold by Neurosmith prior to the Effective Date, Small World shall have full responsibility for products sold after the Effective Date.